FIRST AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FIRST AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of March 29, 2002, among MARKWEST HYDROCARBON, INC., a Delaware corporation (the "Borrower"), the undersigned Guarantors (the "Guarantors"), BANK OF AMERICA, N.A., as Administrative Agent (the "Administrative Agent") for the Lenders parties to the hereinafter defined Credit Agreement, and the undersigned Lenders.

        Reference is made to the Fourth Amended and Restated Credit Agreement dated as of October 12, 2001 (the "Credit Agreement") among Borrower, Administrative Agent, and the Lenders parties thereto. Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meaning set forth in the Credit Agreement; all section and schedule references herein are to sections and schedules in the Credit Agreement; and all paragraph references herein are to paragraphs in this Amendment.

RECITALS

        A.    On the Effective Date as herein defined and immediately prior to the effectiveness of this Amendment, Bank of America, N.A. is assigning a portion of its Commitment and its Loans to Royal Bank of Canada pursuant to a Lender Assignment Agreement.

        B.    The Borrower has requested certain amendments to the Credit Agreement in order to, among other things, (i) decrease the amount of the Commitments, (ii) shorten the maturity, (iii) add a borrowing base, (iv) amend certain financial covenants, and (v) revise the amortization schedule.

        C.    Subject to the terms and conditions of this Amendment, the Administrative Agent and the undersigned Lenders are willing to agree to such amendments.

        Accordingly, for adequate and sufficient consideration, the parties hereto agree, as follows:

  Paragraph 1. Amendments.

        1.1  Definitions.

        (a)  The definition of "Accrued Columbia Settlement Balances" is inserted alphabetically into Section 1.1:

    "Accrued Columbia Settlement Balances' means the amount of natural gas which has been earned by the Borrower to date pursuant to the Settlement Agreement dated as of October 16, 1999, between the Borrower and Columbia Gas Transmission Corporation ("Columbia") (the "Settlement Agreement"), provided that such amounts shall not be included if:

    (i)
    the Administrative Agent fails to have a first priority Lien on the Borrower's right, title and interest in and to the Settlement Agreement;

    (ii)
    Columbia has disputed, or is in default of any of, its obligations under the Settlement Agreement;

    (iii)
    Columbia is the subject of any of the events of the type described in clause (v) of the definition of Eligible Midstream Accounts Receivable; or

    (iv)
    any other event or condition occurs or exists which leads the Required Lenders to believe, in the exercise of their reasonable judgment, that the Borrower's prospect of receiving, or the Lenders' ability to exercise their Lien on, the natural gas in question could reasonably be expected to be impaired."

        (b)  The definition of "Applicable Margin" is amended in its entirety to read as follows:

    "Applicable Margin' means, with respect to any Loan of any type or any Letter of Credit, and at such time as the Leverage Ratio is in one of the following ranges, the number of basis points ("b.p.") per annum for the relevant type of Loan, Commitment Fee or Letter of Credit and the relevant range set forth below:

Applicable Margin
Pricing Level	Leverage Ratio	LIBO Rate Loan	Letter of Credit	Base Rate Loan	Commitment Fee
1	Less than or equal to 1.0X	175.0 b.p.	175.0 b.p.	37.5 b.p.	25.0 b.p.
2	Greater than 1.0X, but less than or equal to 2.0X	200.0 b.p.	200.0 b.p.	62.5 b.p.	30.0 b.p.
3	Greater than 2.0X, but less than or equal to 2.75X	225.0 b.p.	225.0 b.p.	87.5 b.p.	37.5 b.p.
4	Greater than 2.75X, but less than or equal to 3.25X	250.0 b.p.	250.0 b.p.	112.5 b.p.	50.0 b.p.
5	Greater than 3.25X	275.0 b.p.	275.0 b.p.	137.5 b.p.	50.0 b.p.

    The Leverage Ratio shall be determined from the then most recent quarterly financial statements delivered by the Borrower pursuant to Section 7.1.1, and any changes in Applicable Margin shall become effective the first day of the third month following the date such financial statements are dated. In the event that the Borrower shall at any time fail to furnish the Lenders such financial statements required to be delivered under Section 7.1.1, the maximum Applicable Margin and Commitment Fee as set forth above shall apply until such time as such financial statements are so delivered. Changes in the Applicable Margin and Commitment Fee as a result of a change in the Leverage Ratio will occur automatically as aforesaid without notice. The Applicable Margin and Commitment Fee shall be set at Pricing Level 4 for the period beginning on the Effective Date and ending on June 30, 2002, unless during such period the Leverage Ratio falls within Pricing Level 5, in which case Pricing Level 5 will apply."

        (c)  The following definition of "Available Borrowing Base" is inserted alphabetically into Section 1.1:

    "Available Borrowing Base' means, at the particular time in question, the U.S. Borrowing Base in effect minus the U.S. Effective Amount at such time."

        (d)  The following definition of "Canadian Borrowing Base" is inserted alphabetically into Section 1.1:

    "Canadian Borrowing Base' means the Canadian Dollar Equivalent of the amount of the Global Semi-Annual Borrowing Base allocated to the Canadian Facility pursuant to Section 2.1.3(a)(ii), provided, however, in no event shall the Canadian Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount as defined in the Canadian Credit Agreement and Term Loans outstanding under the Canadian Credit Agreement."

        (e)  The definition of "Canadian Dollar Equivalent" is hereby amended to read as follows:

    "Canadian Dollar Equivalent' means, with respect to an amount denominated in Dollars, the amount of the CAN$ which would be required to purchase such amount of Dollars at the Noon Rate (as defined in the Canadian Credit Agreement) for such currencies on the applicable date (unless such date is not a Business Day, in which case the applicable date shall be the Business Day immediately proceeding such date of determination). For the purpose of determining the "Canadian Dollar Equivalent' in connection with determination and allocation of the Global Semi-Annual Borrowing Base and the Canadian Borrowing Base, the date of determination shall be the effective date of the applicable Reserve Report."

        (f)    The following definition of "Canadian Effective Amount" is inserted alphabetically into Section 1.1:

    "Canadian Effective Amount' means, on any date, the aggregate outstanding principal amount of all Loans under the Canadian Facility after giving effect to any prepayments or repayments of such Loans occurring on such date plus the Letter of Credit Outstandings under the Canadian Facility."

        (g)  The following definition of "Eligible Midstream Accounts Receivable" is inserted alphabetically into Section 1.1:

    "Eligible Midstream Accounts Receivable' shall mean Midstream Accounts Receivable, excluding any Midstream Account Receivable:

    (i)
    with respect to which more than ninety (90) days have elapsed since the date of the original invoice;

    (ii)
    with respect to which any of the representations, warranties, covenants, and agreements contained in any Collateral Document are incorrect or have been breached in any material respect;

    (iii)
    with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason for such Midstream Account Receivable (or any other Midstream Account Receivable due from such account debtor);

    (iv)
    which represents a progress billing (as hereinafter defined) or as to which the Borrower or any of its Subsidiaries has extended the time for payment without the consent of the Administrative Agent; for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the account debtor's obligation to pay such invoice is conditioned upon the Borrower's or any of its Subsidiaries' completion of any further performance under the contract or agreement;

    (v)
    with respect to which any one or more of the following events has occurred to the account debtor on such Midstream Account Receivable: death or judicial declaration of incompetency of an account debtor who is an individual; the filing by or against the account debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the account debtor for the benefit of creditors; the appointment of a receiver or trustee for the account debtor or for any of the assets of the account debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the U.S. Federal Bankruptcy Code; the institution by or against the account debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; the sale, assignment, or transfer of all or any material part of the assets of the account debtor; the nonpayment generally by the account debtor of its debts as they become due; or the cessation of the business of the account debtor as a going concern;

    (vi)
    if fifteen percent (15%) or more of the aggregate Dollar amount of outstanding Midstream Accounts Receivable owed at such time by the account debtor thereon is classified as ineligible under clause (i) above, provided, however, any Midstream Account Receivable classified as ineligible under clause (i) above shall not be included in the calculation of the fifteen percent (15%) threshold in this clause (vi) if such Midstream Account Receivable is the subject of a bona fide dispute between such account debtor and the Borrower;

    (vii)
    owed by an account debtor which: (1) does not maintain its chief executive office in the United States; or (2) is not organized under the laws of the United States or any state thereof; or (3) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Midstream Account Receivable is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;

    (viii)
    owed by an account debtor which is an Affiliate or employee of the Borrower or any of its Subsidiaries;

    (ix)
    except as provided in clause (xi) below, with respect to which either the perfection, enforceability, or validity of the Administrative Agent's Liens in such Midstream Account Receivable, or the Administrative Agent's right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Midstream Account Receivable, is governed by any federal, state, or local statutory requirements other than those of the U.C.C.;

    (x)
    owed by an account debtor to which the Borrower or any of its Subsidiaries, is indebted in any way, or which is subject to any right of setoff or recoupment by the account debtor, unless the account debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights; or if the account debtor thereon has disputed liability or made any claim with respect to any other Midstream Account Receivable due from such account debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

    (xi)
    owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Administrative Agent's Liens therein, have been complied with to the Administrative Agent's satisfaction with respect to such Midstream Account Receivable;

    (xii)
    owed by any state, municipality, or other political subdivision of the United States, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines that its Lien therein is not or cannot be perfected;

    (xiii)
    which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

    (xiv)
    which is evidenced by a promissory note or other instrument or by chattel paper;

    (xv)
    if the Required Lenders believe, in the exercise of their reasonable judgment, that the prospect of collection of such Midstream Account Receivable is reasonably likely to be impaired or that the Midstream Account Receivable could reasonably be expected not to be paid by reason of the account debtor's financial inability to pay;

    (xvi)
    with respect to which the account debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower or any of its Subsidiaries to seek judicial enforcement in such state of payment of such Midstream Account Receivable, unless such Borrower or Subsidiary has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

    (xvii)
    which arises out of a sale not made in the ordinary course of the Borrower's or any of its Subsidiaries' Midstream Business;

    (xviii)
    with respect to which the goods giving rise to such Midstream Account Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Midstream Account Receivable have not been performed by the Borrower or its Subsidiary, as applicable, and, if applicable, accepted by the account debtor, or the account debtor revokes its acceptance of such goods or services;

    (xix)
    owed by an account debtor which is obligated to the Borrower or any of its Subsidiaries respecting Midstream Accounts Receivable the aggregate unpaid balance of which exceeds twenty percent (20%) of the aggregate unpaid balance of all Midstream Accounts Receivable owed to the Borrower or any of its Subsidiaries at such time by all of the Borrower's and its Subsidiaries account debtors, but only to the extent of such excess; provided, however, that account debtors Columbia Natural Resources, Inc., a subsidiary of N:Source Inc. and Equitable Production Company, a subsidiary of Equitable Resources, Inc., shall not be subject to the foregoing twenty percent (20%) limitation;

    (xx)
    which is not subject to a first priority and perfected security interest in favor of the Administrative Agent for the benefit of the Lenders; or

    (xxi)
    which the Administrative Agent and the Required Lenders in their reasonable discretion determine to be ineligible.

    If any Midstream Account Receivable at any time ceases to be an Eligible Midstream Account Receivable, then such Midstream Account Receivable shall promptly be excluded from the calculation of Eligible Midstream Accounts Receivable."

        (h)  The following definition of "Eligible Midstream Inventory" is inserted alphabetically into Section 1.1:

    "Eligible Midstream Inventory' shall mean (i) Accrued Columbia Settlement Balances and (ii) all Midstream Inventory excluding any Midstream Inventory:

    (i)
    that is not owned by the Borrower or any of its Domestic Subsidiaries;

    (ii)
    that is not subject to the Administrative Agent's Liens, which are perfected as to such Midstream Inventory, or that are subject to any other Lien whatsoever (other than the Liens described in clause (f) and (o) (to the extent clause (ix) below has been complied with) of Section 7.2.3 provided that such Permitted Liens (1) are junior in priority to the Administrative Agent's Liens and (2) do not impair directly or indirectly the ability of the Administrative Agent to realize on or obtain the full benefit of such Midstream Inventory);

    (iii)
    that does not consist of finished goods or raw materials;

    (iv)
    that consists of work-in-process, samples, prototypes, supplies, or packing and shipping materials;

    (v)
    that is not in good condition, is unmerchantable, or does not meet all standards imposed by any governmental authority, having regulatory authority over such goods, their use or sale;

    (vi)
    that is obsolete or returned or repossessed or used goods taken in trade;

    (vii)
    that is located outside the United States of America (or that is in-transit from vendors or suppliers);

    (viii)
    that is located in a public warehouse or in possession of a bailee or in a facility leased by the Borrower of any of its Subsidiaries, if the warehouseman, or the bailee, or the lessor has not delivered to the Administrative Agent, if requested by the Administrative Agent, a subordination agreement in form and substance satisfactory to the Administrative Agent or if a sufficient amount has been deducted from the value of such Midstream Inventory to cover rents or storage charges;

    (ix)
    that contains or bears any intellectual property rights licensed to the Borrower or any of its Subsidiaries by any Person, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Midstream Inventory in accordance with the terms of any Collateral Document and Section 8.3 without infringing the rights of the licensor of such intellectual property rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Midstream Inventory pursuant to the existing license agreement), and, as to which the Borrower has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;

    (x)
    that is not reflected in the details of a current perpetual inventory report;

    (xi)
    that is Midstream Inventory placed on consignment; or

    (xii)
    which the Administrative Agent and the Required Lenders in their reasonable discretion determine to be ineligible.

    If any Midstream Inventory at any time ceases to be Eligible Midstream Inventory, such Midstream Inventory shall promptly be excluded from the calculation of Eligible Midstream Inventory."

        (i)    The definition of "Fixed Charge Coverage Ratio" is amended by (i) deleting the term "12 months" and replacing it with the term "four Fiscal Quarters" and (ii) deleting each reference to the term "12-month" and replacing each such reference with the term "four-Fiscal Quarter."

        (j)    The following definition of "Global Borrowing Base" is inserted alphabetically in Section 1.1:

    "Global Borrowing Base' means at the particular time in question, the sum of (i) the Global Semi-Annual Borrowing Base and (ii) the U.S. Monthly Borrowing Base, provided, however, in no event shall the Global Borrowing Base ever exceed the sum of (i) the Revolving Loan Commitment Amount plus the Term Loans outstanding hereunder and (ii) the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount plus Term Loans as defined in and outstanding under the Canadian Credit Agreement."

        (k)  The following definition of "Global Lenders" is inserted alphabetically in Section 1.1:

    "Global Lenders' means the Lenders hereunder and the Lenders under the Canadian Credit Agreement."

        (l)    The following definition of "Global Semi-Annual Borrowing Base" is inserted alphabetically into Section 1.1:

    "Global Semi-Annual Borrowing Base' means at the particular time in question, the amount provided for in Section 2.1.3(a), provided, however, in no event shall the Global Semi-Annual Borrowing Base ever exceed the sum of (i) the Revolving Loan Commitment Amount plus the Term Loans outstanding and (ii) the U.S. Dollar Equivalent of the Revolving Loan Commitment Amount plus Term Loans as defined in and outstanding under the Canadian Credit Agreement."

        (m)  The following definition of "Hedged Eligible Midstream Inventory" is inserted alphabetically into Section 1.1:

    "Hedged Eligible Midstream Inventory' means Eligible Midstream Inventory subject to a Hedging Agreement with respect to such inventory and satisfactory to the Administrative Agent and the Required Lenders."

        (n)  The definition of "Leverage Ratio" is amended by (i) deleting the phrase "twelve months most recently ended" and replacing it with the phrase "four Fiscal Quarters most recently ended" and (ii) deleting each reference to the term "12 months" and replacing each such reference with the term "four Fiscal Quarters."

        (o)  The following definition of "Midstream Accounts Receivable" is inserted alphabetically into Section 1.1:

    "Midstream Accounts Receivable' means and includes all of the Borrower's and its Domestic Subsidiaries' now owned or hereafter acquired or arising accounts, as defined in the U.C.C., including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, which arise as a result of the Midstream Business."

        (p)  The following definition of "Midstream Business" is inserted alphabetically into Section 1.1:

    "Midstream Business' means any and all operations of the Borrower and its Domestic Subsidiaries in the United States related to the gathering and processing of natural gas and the fractionation, transportation, marketing, and storage of natural gas liquids."

        (q)  The following definition of "Midstream Inventory" is inserted alphabetically into Section 1.1:

    "Midstream Inventory' shall mean, for any of the Borrower and its Domestic Subsidiaries, all now owned or hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in the Midstream Business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, each valued at the lower of cost or market, and all documents of title or other documents (as defined in the U.C.C.) representing them."

        (r)  The following definition of "Midstream Report" is inserted alphabetically into Section 1.1:

    "Midstream Report' means a report, covering the Midstream Business, and any related non-Oil and Gas Properties businesses, prepared in accordance with customary and prudent practices in form and substance acceptable to the Administrative Agent, setting forth (a) the total quantity of gas and liquids to be gathered, processed and fractionated, (b) the estimated future net revenues and cumulative estimated future net revenues, (c) the present discounted value of future net revenues, and (d) such other information and data with respect to the

    Midstream Business, and any related non-Oil and Gas Properties businesses, as the Administrative Agent may reasonably request."

        (s)  The following definition of "Required Global Lenders" is inserted alphabetically in Section 1.1:

    "Required Global Lenders' means, at any time, the Administrative Agent and Global Lenders holding at least 66% of the then aggregate outstanding principal amount of the Notes and the Notes under the Canadian Credit Agreement then held by the Global Lenders, or, if no such principal amount is then outstanding, the Administrative Agent and the Global Lenders having at least 66% of the aggregate Commitments and the U.S. Dollar Equivalent of the Commitments under the Canadian Credit Agreement."

        (t)    The definition of "Revolving Loan Commitment Amount" is amended by deleting the number "$55,000,000" and replacing it with the number "$45,000,000."

        (u)  The definition of "Revolving Loan Commitment Termination Date" is amended by deleting the number "2005" and replacing it with the number "2004."

        (v)  The following definition of "Semi-Annual Borrowing Base Period" is inserted alphabetically into Section 1.1:

    "Semi-Annual Borrowing Base Period' means with respect to the Semi-Annual Borrowing Base the period from March 29, 2002, to April 30, 2002, and each six-month period commencing May 1, 2002, and each subsequent November 1 and May 1 thereafter."

        (w)  The definition of "Stated Maturity Date" is amended by deleting the number "2005" and replacing it with the number "2004."

        (x)  The following definition of "U.S. Borrowing Base" is inserted alphabetically in Section 1.1:

    "U.S. Borrowing Base' means the sum of (i) the U.S. Semi-Annual Borrowing Base and (ii) the U.S. Monthly Borrowing Base, provided, however, in no event shall the U.S. Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount and the Term Loans outstanding."

        (y)  The definition of "U.S. Dollar Equivalent" is hereby amended to read as follows:

    "U.S. Dollar Equivalent' with respect to an amount denominated in CAN$, (a) means, for purposes of the definition of the term "Canadian Commitment Portion,' the amount of Dollars required to purchase the relevant stated amount of CAN$based on the Noon Rate (as defined in the Canadian Credit Agreement) in effect on such day and (b) means, for purposes of the definitions of "Global Borrowing Base' and "Required Global Lenders' and for purposes of Section 2.1.3(a), the amount of Dollars required to purchase the relevant stated amount of CAN$based on the Noon Rate (as defined in the Canadian Credit Agreement) in effect on the effective date of the applicable Reserve Report."

        (z)  The following definition of "U.S. Effective Amount" is inserted alphabetically into Section 1.1:

    "U.S. Effective Amount' means, on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of Loans occurring on such date plusthe Letter of Credit Outstandings."

        (aa) The following definition of "U.S. Monthly Borrowing Base" is inserted alphabetically into Section 1.1:

    "U.S. Monthly Borrowing Base' has the meaning set forth in Section 2.1.3(b)."

        (bb) The following definition of "U.S. Monthly Borrowing Base Certificate" is inserted alphabetically into Section 1.1:

    "U.S. Monthly Borrowing Base Certificate' means a certificate in the form of Exhibit N or any other form approved by the Administrative Agent, together with all attachments contemplated thereby."

        (cc) The following definition of "U.S. Semi-Annual Borrowing Base" is inserted alphabetically into Section 1.1:

    "U.S. Semi-Annual Borrowing Base' means the amount of the Global Semi-Annual Borrowing Base allocated to the Revolving Facility and the Term Loan Facility pursuant to Section 2.1.3(a)(ii), provided, however, in no event shall the U.S. Borrowing Base ever exceed the sum of the Revolving Loan Commitment Amount and the Term Loans outstanding."

        (dd) The following definition of "Unhedged Eligible Midstream Inventory" is inserted alphabetically into Section 1.1:

    "Unhedged Eligible Midstream Inventory' means all Eligible Midstream Inventory other than Hedged Eligible Midstream Inventory."

        1.2  Section 2.1.1(b). Section 2.1.1(b) is deleted in its entirety and amended to read as follows:

            "(b) On the terms and subject to the conditions hereof, each Lender severally, but not jointly, agrees to lend to the Borrower such Lender's Percentage of one or more Borrowings under the Revolving Facility, not to exceed such Lender's Percentage of the lesser of (i) the Revolving Loan Commitment Amount and (ii) the U.S. Borrowing Base less the aggregate amount of all Term Loans outstanding."

        1.3  Section 2.1.3. Section 2.1.3 is deleted in its entirety and amended to read as follows:

          "SECTION 2.1.3 Global Borrowing Base Determinations.

            (a) (i) Global Semi-Annual Borrowing Base Determinations. From and after March 29, 2002, the U.S. Semi-Annual Borrowing Base shall be $65,000,000 and the Global Semi-Annual Borrowing Base shall be $100,000,000, each until redetermined hereunder. The Global Semi-Annual Borrowing Base shall be redetermined for each Semi-Annual Borrowing Base Period by the Global Lenders. The Global Semi-Annual Borrowing Base shall be determined based upon the Oil and Gas Properties reflected in the most recently delivered Reserve Report and the assets reflected in the most recently delivered Midstream Report, and such credit and other factors (including without limitation the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrower, MarkWest Canada Co., and their respective Subsidiaries (excluding Midstream Accounts Receivable and Midstream Inventory) as the Global Lenders deem relevant. The Global Lenders' determination of the Global Semi-Annual Borrowing Base shall be in each of their sole discretion, exercised in accordance with its standard and usual practice for determining borrowing base loans that it generally applies to borrowers in the oil and gas business. On or before April 15 and October 15 of each year, the Administrative Agent shall recommend to the Global Lenders a new Global Semi-Annual Borrowing Base, a copy of which recommendation shall be provided concurrently to the Borrower. The Global Lenders shall, within fifteen (15) days of such recommendation (by unanimous agreement in the case of increasing the Global Semi-Annual Borrowing Base and by agreement of the Required Global Lenders in the case of maintaining or decreasing the Global Semi-Annual Borrowing Base), inform the Administrative Agent in writing as to whether such Global Lender agrees or disagrees with the Administrative Agent's recommendation. If a Global Lender disagrees, such notice shall contain the highest amount such Global Lender has approved for the Global Semi-Annual Borrowing Base. If at the end

    of such fifteen (15) day period any Global Lender has not communicated its approval or disapproval, such silence shall be deemed to be its approval. If the Administrative Agent's recommended Global Semi-Annual Borrowing Base is not approved or deemed approved as aforesaid by the Required Global Lenders at the end of such fifteen (15) day period, the Global Semi-Annual Borrowing Base shall be the highest amount on which all of the Global Lenders can agree if increasing the Global Semi-Annual Borrowing Base or all of the Required Global Lenders can agree if maintaining or decreasing the Global Semi-Annual Borrowing Base. After such re-determined Global Semi-Annual Borrowing Base is approved or otherwise determined as aforesaid, the Administrative Agent will notify the Borrower and the Global Lenders of the amount of the re-determined Global Semi-Annual Borrowing Base, and such amount shall become effective as of the next succeeding May 1 or November 1, as applicable. If the Borrower does not furnish the Reserve Reports or all such other information and data by the date required, the Global Lenders may nonetheless determine a new Global Semi-Annual Borrowing Base. It is expressly understood that the Global Lenders shall have no obligation to determine the Global Semi-Annual Borrowing Base at any particular amount, either in relation to the Commitment Amount or otherwise.

            (ii) Global Semi-Annual Borrowing Base Allocations. The Global Semi-Annual Borrowing Base shall be comprised of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base, and the sum of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base shall not exceed the Global Semi-Annual Borrowing Base. From and after March 29, 2002, the U.S. Semi-Annual Borrowing Base shall be $65,000,000 and the Canadian Borrowing Base shall be the Canadian Dollar Equivalent of $35,000,000, until redetermined hereunder. Within three (3) Business Days of each redetermination of the Global Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(i), the Administrative Agent shall notify the Borrower in writing of such redetermination. Upon receipt by the Borrower of such notice of redetermination, the Borrower shall, within ten (10) days, allocate the Global Semi-Annual Borrowing Base between the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base (utilizing the Canadian Dollar Equivalent) and notify the Administrative Agent in writing of such allocation. Subject to the last sentence of this Section 2.1.3(a)(ii), the Borrower shall, in its sole discretion, allocate the U.S. Borrowing Base to the Revolving Facility and the Term Loan Facility; provided however, that in the event a Default or Event of Default shall exist, such allocation shall be done by the Administrative Agent acting with the concurrence of the Required Lenders. In the event the Borrower fails to provide the Administrative Agent such notice of allocation, the Global Semi-Annual Borrowing Base shall be allocated by the Administrative Agent in the same proportion as existed prior to such redetermination. Promptly upon such allocation of the Global Semi-Annual Borrowing Base, the Administrative Agent shall notify the Global Lenders, the Borrower, and the Canadian Administrative Agent in writing of the amount of the U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base to be in effect during the relevant Semi-Annual Borrowing Base Period. Notwithstanding the foregoing, the Borrower may not allocate a U.S. Dollar Equivalent amount to the Canadian Borrowing Base which is less than the U.S. Dollar Equivalent of the Canadian Effective Amount at the time of such allocation.

            (iii) Special Global Semi-Annual Borrowing Base Determinations. In addition to the Global Semi-Annual Borrowing Base determinations made pursuant to Section 2.1.3(a)(i), the Borrower and the Administrative Agent (acting upon the direction of the Required Global Lenders) may each request one (1) additional Global Semi-Annual Borrowing Base redetermination during each Semi-Annual Borrowing Base Period (each such additional determination herein called a "Special Global Semi-Annual Borrowing Base Determination"). In the event the Borrower requests a Special Global Semi-Annual Borrowing Base Determination

    pursuant to this Section 2.1.3(a)(iii), the Borrower shall deliver written notice of such request to the Global Lenders which shall include a Reserve Report prepared by the Borrower as of a date not more than thirty (30) calendar days prior to the date of such request, for the benefit of the Global Lenders. Following receipt by the Administrative Agent of such request, the Administrative Agent may request in writing other information and the Borrower shall provide such information prepared as of a date not more than thirty (30) calendar days prior to the date of such request. Each Special Global Semi-Annual Borrowing Base Determination shall be made pursuant to the procedures set forth in Section 2.1.3(a)(i), and the Administrative Agent shall give the Borrower notice of the redetermined Global Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(i), and the Borrower shall allocate the Global Semi-Annual Borrowing Base between the Canadian Borrowing Base and the U.S. Semi-Annual Borrowing Base pursuant to Section 2.1.3(a)(ii).

            (b) U.S. Monthly Borrowing Base Determinations. The U.S. Monthly Borrowing Base (the "U.S. Monthly Borrowing Base") shall be equal to the lesser of (i) the sum of seventy-five percent (75%) of the Eligible Midstream Accounts Receivable, seventy-five percent (75%) of the Unhedged Eligible Midstream Inventory, and (85%) of the Hedged Eligible Midstream Inventory; and (ii) $20,000,000. The U.S. Monthly Borrowing Base shall be determined each month by reference to the most recent U.S. Monthly Borrowing Base Certificate delivered to the Administrative Agent (absent any error in such U.S. Monthly Borrowing Base Certificate) which shall be effective as of the date such certificate is required to be delivered pursuant to Section 7.1.1(m)."

        1.4.  Section 2.1.5. Section 2.1.5 is amended by deleting each reference to the term "Revolving Loan Commitment Amount" and replacing each such reference with the term "U.S. Borrowing Base less the aggregate amount of all Term Loans outstanding."

        1.5  Section 2.1.6. Section 2.1.6 is amended by (i) deleting the number "$75,000,000" and replacing it with the number "$65,000,000" and (ii) deleting the number "$110,000,000" and replacing it with the number "100,000,000."

        1.6  Section 2.2.2. Section 2.2.2 is amended by deleting the number "$3,667,000" and replacing it with the number "$3,000,000."

        1.7  Section 3.1(b). Section 3.1(b) is deleted in its entirety and amended to read as follows:

            "(b) The Term Loans. The Borrower shall repay the principal of and interest on the Term Loans as follows: the Borrower shall make principal payments on each date set forth below (each, a "Principal Payment Date"), such that the maximum outstanding Term Loans shall be reduced to the dollar amount set forth below opposite such date. Each principal payment made on a Principal Payment Date shall be made together with accrued and unpaid interest thereon."

Principal Payment Date	Term Loan Commitment
March 31, 2002	$37,200,000
June 30, 2002	$34,400,000
September 30, 2002	$30,287,500
December 31, 2002	$25,725,000
March 31, 2003	$21,162,500
June 30, 2003	$16,600,000
September 30, 2003	$12,037,500
December 31, 2003	$10,532,800
March 31, 2004	$ 9,028,100
June 30, 2004	$ 7,523,400
August 9, 2004	The remaining principal balance of the Term Loan

        1.8  Section 3.1.2. Section 3.1.2 is deleted in its entirety and amended to read as follows:

          "SECTION 3.1.2 Mandatory Prepayment.

          (a)  Mandatory Prepayments by Reason of Change in Borrowing Base. On any date (i) the U.S. Effective Amount shall exceed the U.S. Borrowing Base or (ii) the sum of the U.S. Effective Amount and the U.S. Dollar Equivalent of the Canadian Effective Amount shall exceed the Global Borrowing Base, then the Borrower shall make mandatory prepayments of Revolving Loans equal to such excess, and if any such excess remains after such prepayments, the Borrower shall make mandatory prepayments of Term Loans equal to the remaining amount of such excess, and if any such excess remains after such prepayments, to the extent of such excess the Borrower shall immediately Cash Collateralize the Reimbursement Obligations in an amount equal to the aggregate Stated Amount of all Letters of Credit outstanding and undrawn. Notwithstanding the foregoing, the Borrower may, with the consent of the Required Lenders, in lieu of making mandatory prepayments of all or a portion of the Term Loans, prepay all or a portion of outstanding Loans under the Canadian Facility. The Borrower shall (A) make fifty percent (50%) of such prepayments within ninety (90) days following its receipt of the written notice of the Global Borrowing Base redetermination in accordance with Section 2.1.3(a)(i) or Section 2.1.3.(a)(iii) and the remaining fifty percent (50%) of such prepayments within one hundred eighty (180) days following its receipt of the notice of the Global Borrowing Base redetermination, (B) make such prepayment within thirty (30) days following its delivery of the U.S. Monthly Borrowing Base Certificate pursuant to Section 7.1.1(m), or (C) make such prepayment on the date of any Sale which results in a reduction in the U.S. Semi-Annual Borrowing Base pursuant to Section 7.2.9(b). Subject to the last sentence of Section 2.1.3(a)(i), Revolving Loans prepaid pursuant to this Section 3.1.2(a) may be reborrowed to the extent the Global Borrowing Base subsequently is redetermined to a level that would allow such reborrowing and the other conditions to Borrowing have been satisfied.

          (b)  Mandatory Prepayments: Annual Clean Down. At least once each calendar year, the Borrower shall make mandatory prepayments as provided in this Subsection (b) so that the U.S. Effective Amount equals the U.S. Semi-Annual Borrowing Base. Such prepayments shall be applied first, to repay Revolving Loans, then to repay Term Loans, and then to Cash Collateralize Letters of Credit."

        1.9  Section 3.3.2. Section 3.3.2 is amended to add the following phrase immediately prior to the period at the end of such section:

            "and to Administrative Agent, as an annual engineering fee, $5,000 on each April 30, commencing April 30, 2002, until the Stated Maturity Date."

        1.10 Section 7.1.1(c). Section 7.1.1(c) is amended by deleting the term "month" and replacing it with the term "Fiscal Quarter."

        1.11 Section 7.1.1(k). Section 7.1.1(k) is amended to read as follows:

            "(k)(i) on or before April 1 of each year, a Reserve Report, effective January 1 of such year, prepared by an independent petroleum engineer acceptable to the Required Global Lenders (the "Independent Engineer"), and annually commencing October 1, 2002, effective as of July 1 of each year, a Reserve Report prepared by personnel of the Borrower, (ii) together with each Reserve Report, a certificate from an officer of the Borrower with principal responsibility for reserve engineering certifying that, to the best of his knowledge: (A) the information contained in the Reserve Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69, (B) attached to the certificate is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to the Lien of the Collateral Documents; and (C) attached to the certificate is a list of all marketing agreements not cancelable on 60 days or less notice (without penalty or detriment) for the sale of production at a fixed price from the Borrower's or its Subsidiaries' Oil and Gas Properties (including, without limitation, calls on, or other rights to purchase, production whether or not the same are currently being exercised), and (iii) on or before April 1 and October 1 of each year, effective as of January 1 and July 1, respectively, a Midstream Report prepared by personnel of the Borrower and accompanied by a certificate of a technical officer of the Borrower certifying that, to the best of his knowledge, the information contained in the Midstream Report has been prepared in accordance with customary and prudent practices in the petroleum engineering industry."

        1.12 Section 7.1.1(m). Section 7.1.1 is amended by re-designating clause (m) to be clause (n) and adding the following Section 7.1.1(m):

            "(m) within ten (10) Business Days after the end of each calendar month, (i) a completed Borrowing Base Certificate calculating and certifying the U.S. Monthly Borrowing Base as of the last day of such calendar month, certified as complete and correct and signed on behalf of the Borrower by its chief financial officer, and (ii) such other supporting documentation and additional reports with respect to the U.S. Monthly Borrowing Base as the Administrative Agent shall request; and"

        1.13 Section 7.1.8. Section 7.1.8 is amended to add the following phrase immediately prior to the period at the end of subsections (a) and (b):

    ", provided, MarkWest Energy Partners, L.P., a Delaware limited partnership, and each of its Subsidiaries and MarkWest Energy GP, L.L.C., a Delaware limited liability company, shall not be required to comply with this Section so long as the only assets of such entities are cash or Cash Equivalent Investments in an aggregate amount not to exceed $5,000.00."

        1.14 Section 7.2.4(a). Section 7.2.4(a) is amended by deleting each reference to the term "month" and replacing each such reference with the term "Fiscal Quarter" and deleting the term "after Closing" and replacing it with the term "after July 1, 2001."

        1.15 Section 7.2.4(b). Section 7.2.4(b) is amended by deleting the term "calendar month" and replacing it with the term "Fiscal Quarter."

para

        1.16 Section 7.2.4(c). Section 7.2.4(c) is deleted in its entirety and amended to read as follows:

            "(c) Its Leverage Ratio to be greater than the amounts set forth below as of the last day of each Fiscal Quarter ending during the following periods:

Maximum Leverage Ratio	As of the Date of each Fiscal Quarter Ending as Set Forth Below
4.00	12/31/01
3.75	3/31/02
3.50	6/30/02
3.25	9/30/02
3.00	12/31/02 and Fiscal Quarters ending thereafter"

        1.17 Section 7.2.4(d). Section 7.2.4(d)is deleted in its entirety and amended to read as follows:

            "(d) Its Fixed Charge Coverage Ratio to be less than the amounts set forth below as of the last day of each Fiscal Quarter ending during the following periods:

Minimum Fixed Charge Coverage Ratio	As of the Date of each Fiscal Quarter Ending as Set Forth Below
1.40	12/31/01
1.50	03/31/02 through 12/31/02
1.75	3/31/03 and thereafter"

        1.18 Section 7.2.9(b). Section 7.2.9(b) is deleted in its entirety and amended to read as follows:

            "(b) The Borrower will not, and will not permit any of its Subsidiaries to, sell, convey, contribute or transfer any asset (including, without limitation, any sale or assignment with or without recourse of any receivable) except: (i) retirement of assets in the ordinary course of business; (ii) the sale of Oil and Gas production and sale of inventory in the ordinary course of business, including in connection with hedge agreements or pursuant to long-term contracts; (iii) any conveyance or transfer by a Subsidiary of the Borrower to the Borrower, or by a Subsidiary of the Borrower to a wholly owned Subsidiary of Borrower; (iv) transfers by the Borrower to a Subsidiary permitted by Section 7.2.5; (v) transfers of Hydrocarbon Interests which transfers constitute payments in kind pursuant to the Incentive Payments Agreement; and (vi) any other sale, conveyance, contribution or transfer of any asset or assets other than accounts receivable (the transfers permitted pursuant to this clause (vi) being referred to as a "Sale"), provided, any such Sales made since the date of the most recent U.S. Semi-Annual Borrowing Base redetermination exceeding, individually or in the aggregate, ten percent (10%) of the U.S. Semi-Annual Borrowing Base then in effect, shall result in a review of the U.S. Semi-Annual Borrowing Base as provided in this Section. The Borrower shall give the Administrative Agent and the Global Lenders notice of any such proposed Sale not less than twenty (20) Business Days prior to the anticipated closing date of the proposed Sale. The Administrative Agent shall, within ten (10) Business Days and utilizing the Reserve Report and Midstream Report delivered in connection with the most recent redetermination of the U.S. Semi-Annual Borrowing Base, and any other information deemed relevant by the Administrative Agent, propose to the Global Lenders the amount of the U.S. Semi-Annual Borrowing Base to be in effect after such Sale. Thereafter, the Global Lenders shall have eight (8) Business Days to approve or object to such proposed amount; and any failure to object shall be deemed to be an approval. In the event there is no approval or deemed approval, the Administrative Agent shall poll the Global Lenders to ascertain the greatest amount of the U.S. Semi-Annual Borrowing Base then acceptable to the Required Global Lenders and such amount shall be the amount of the U.S. Semi-Annual Borrowing Base. The Administrative Agent shall give the Borrower and the Global Lenders notice of the amount of the revised U.S. Semi-Annual Borrowing Base, and the Borrower may reallocate the sum of the revised U.S. Semi-Annual Borrowing Base and the Canadian Borrowing Base as provided in Section 2.1.3(a)(ii). Notwithstanding the foregoing, the Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, transfer any assets, other than the sale of Oil and Gas production and inventory and payment of trade payables in the ordinary course of business pursuant to Section 7.2.9(b)(ii), to any Person pursuant to this Section 7.2.9 if a Default shall have occurred and be continuing or would otherwise be existing after, or result from, any such transfer."

        1.19 Section 7.2.15. A new Section 7.2.15 is added to read as follows:

    "SECTION 7.2.15 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not allow net gas imbalances in excess of 200,000 MMBTU of gas, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or its Subsidiaries that would require the Borrower or its Subsidiaries to deliver Oil and Gas produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore."

        1.20 Section 10.1(a). Section 10.1(a) is amended by deleting the word "or" appearing immediately before subclause (e) thereof and inserting the following phrase immediately after such subclause (e): "or (f) increase the Global Borrowing Base pursuant to Section 2.1.3 without consent of the Global Lenders, provided, the Required Global Lenders may maintain or decrease the Global Borrowing Base pursuant to Section 2.1.3."

        1.21 Schedule V. Schedule V to the Credit Agreement is amended to read as set forth in Schedule Vattached hereto.

        1.22 Exhibit F. Exhibit F to the Credit Agreement is hereby amended to read as Schedule V attached hereto.

        1.23 Exhibit N. Exhibit N attached hereto hereby is added to the Credit Agreement.

        Paragraph 2. Effective Date.    Notwithstanding any contrary provision, this Amendment is not effective until the date (the "Effective Date") the following conditions are satisfied:

        (a)  The Administrative Agent shall have received counterparts of this Amendment, executed by the Borrower, the Guarantors, and the Required Lenders.

        (b)  The Borrower shall have executed and delivered a new Note reflecting the Commitments as amended except that new Notes shall not be required for the Lenders whose Commitments have not changed.

        (c)  The Administrative Agent shall have received counterparts of the Guaranty (MarkWest Energy Appalachia, L.L.C.), the Pledge and Security Agreement (MarkWest Energy Appalachia, L.L.C.), and the Acknowledgment of Pledge, each executed by MarkWest Energy Appalachia, L.L.C. and the related financing statement.

        (d)  The Administrative Agent shall have received from the Borrower and each Guarantor a certificate dated as of the Effective Date of its secretary, assistant secretary, manager or general partner as applicable (i) as to resolutions of its board of directors or managers or their equivalent authorizing the execution and performance of this Amendment, and (ii) if the officer executing this

Amendment is not named in the incumbency certificate delivered at the time of execution of the Credit Agreement, as to the incumbency and signature of said officer.

        (e)  The Administrative Agent shall have received a legal opinion from counsel to the Borrower and each Guarantor as to the due authorization, execution and delivery of this Amendment.

        (f)    The "Effective Date" shall occur simultaneously as defined in the First Amendment to the Canadian Credit Agreement.

        (g)  Fees and expenses required to be paid pursuant to Paragraph 5 of this Amendment have been paid to the extent invoiced prior to the Effective Date.

        (h)  The Administrative Agent shall have received such other assurances, certificates, documents and consents as the Administrative Agent may require.

        Paragraph 3. Acknowledgment and Ratification.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors (a) consents to the agreements in this Amendment and (b) agrees and acknowledges that the execution, delivery, and performance of this Amendment shall in no way release, diminish, impair, reduce, or otherwise affect the respective obligations of the Borrower or any Guarantor under the Loan Documents to which it is a party, which Loan Documents shall remain in full force and effect, and all rights thereunder are hereby ratified and confirmed.

        Paragraph 4. Representations.    As a material inducement to the Administrative Agent and the Lenders to execute and deliver this Amendment, each of the Borrower and the Guarantors represents and warrants to the Administrative Agent and the Lenders that as of the Effective Date of this Amendment and as of the date of execution of this Amendment, (a) all representations and warranties in the Loan Documents are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, and (b) no Default or Event of Default exists.

        Paragraph 5. Expenses.    The Borrower shall pay within ten (10) days of demand all reasonable costs, fees, and expenses paid or incurred by the Administrative Agent incident to this Amendment, including, without limitation, the fees and expenses of the Administrative Agent's counsel in connection with the negotiation, preparation, delivery, and execution of this Amendment and any related documents, filing and recording costs, and the costs of title insurance endorsements if required.

        Paragraph 6. Miscellaneous.    This Amendment is a "Loan Document" referred to in the Credit Agreement. The provisions relating to Loan Documents in Article 10 of the Credit Agreement are incorporated in this Amendment by reference. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment must be construed, and its performance enforced, under Texas law and applicable U.S. federal law, (d) if any part of this Amendment is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, and (e) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document.

        Paragraph 7. Entire Agreement.    This Amendment represents the final agreement between the parties about the subject matter of this Amendment and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

        Paragraph 8. Parties.    This Amendment binds and inures to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Lenders, and their respective successors and assigns.

        Paragraph 9. Further Assurances.    The parties hereto each agree to execute from time to time such further documents as may be necessary to implement the terms of this Agreement.

        The parties hereto have executed this Amendment in multiple counterparts to be effective as of the Effective Date.

Remainder of Page Intentionally Blank.
Signature Pages to Follow.

BORROWER
MARKWEST HYDROCARBON, INC.
By:	Gerald A. Tywoniuk Senior Vice President, Finance
GUARANTORS
MARKWEST MICHIGAN, INC., a Colorado corporation
By:	Gerald A. Tywoniuk Vice President, Finance
MARKWEST RESOURCES, INC., a Colorado corporation
By:	Gerald A. Tywoniuk Vice President, Finance
WEST SHORE PROCESSING COMPANY, L.L.C., a Michigan limited liability company
By: Markwest Michigan, Inc., its Manager
By:

Name:

Title:

BASIN PIPELINE, L.L.C., a Michigan limited liability company
By: Markwest Michigan, Inc., its Manager
By:

Name:

Title:

MATREX, L.L.C., a Michigan limited liability company
By: Markwest Resources, Inc., its Manager
By:

Name:

Title:

MARKWEST ENERGY APPALACHIA, L.L.C., a Delaware limited liability company
By: MarkWest Hydrocarbon, Inc., a Delaware corporation, its sole member
By:

Name:

Title:

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender
By:	Richard L. Stein Vice President
U.S. BANK, NATIONAL ASSOCIATION, as a Lender
By:

Name:

Title: